UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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Airgas, Inc.
(Name of Registrant as Specified in Its Charter)

Air Products Distribution, Inc.
Air Products and Chemicals, Inc.
(Name of Persons Filing Proxy Statement, if Other than Registrant)

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On March 11, 2010, Air Products and Chemicals, Inc. sent a letter to Mr. Lee M. Thomas, an independent director of Airgas, Inc. and the Chair of the Governance and Compensation Committee of the Airgas, Inc. Board of Directors.  The full text of the letter is set forth below.

11 March 2010
Mr. Lee M. Thomas
Chair, Governance and Compensation Committee
Board of Directors
Airgas, Inc.
259 North Radnor-Chester Road, Suite 100
Radnor, PA 19087-5283

Dear Mr. Thomas:

We continue to believe that it is in the best interests of Airgas, Inc.'s shareholders for Air Products and Airgas to meet to discuss the merits of our outstanding offer to acquire Airgas's common stock for $60.00 per share in cash.  While you have repeatedly declined our invitations to meet, we believe a frank, private exchange of views is far superior to the expense and delay inherent in the current public process around our offer.  We hope that you will reconsider your position regarding our invitation to meet.

If you do not agree with us that a meeting would advance the interests of your shareholders, we request that you act now to establish a process that will permit your shareholders to consider our offer in a manner that is consistent with their rights and with your and our respective obligations of good corporate governance.

Fundamentally, shareholders are entitled to know when they will be permitted to vote for directors who support or oppose our offer.  Shareholders are also entitled to know that their votes will have meaning.  Accordingly, Airgas's Board of Directors should agree to hold the 2010 annual shareholder meeting no later than August 18, 2010 (the one year anniversary of the 2009 annual shareholder meeting).  The Board should also agree that if a director is nominated by the Board, but not elected by shareholders at the 2010 annual meeting, the Board will not reappoint that former director to the Board for at least three years, when the relevant class is next up for election.

We think it would benefit the shareholders of both companies to address these issues up front by agreement rather than through the expensive and distracting process of seeking resolution in the Delaware courts.  We are confident that a fair shareholder process is of paramount importance to you.  We look forward to your agreement and request the courtesy of a reply by March 18, 2010.

Very truly yours,

/s/ John E. McGlade

cc:  Airgas, Inc. Board of Directors